SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2014

CrowdGather, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52143	20-2706319
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

20300 Ventura Blvd. Suite 330, Woodland Hills, CA 91364
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:    (818) 435-2472

________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On May 1, 2014, CrowdGather, Inc., a Nevada corporation (the “Registrant,” “Crowdgather,” or “We”), entered into an Agreement and Plan of Merger with Plaor, Inc., a Delaware corporation (“Plaor”) and our wholly-owned subsidiary, Plaor Acquisition Corp. (the “Merger Agreement”). The Merger Agreement contemplates that, subject to certain terms and conditions contained therein, (i) Plaor Acquisition Corp. shall merge with and into Plaor and Plaor will survive as the wholly-owned subsidiary of the Registrant (“Merger”); (ii) the outstanding shares of Plaor will be converted into 55,075,800 shares of common stock of CrowdGather; and (iii) the closing shall occur on or before May 15, 2014, subject to mutual extension. Conditions to closing of the Merger include, among other things, that (i) CrowdGather shall have entered into a definitive agreement with a third party to sell assets sufficient to generate a minimum amount of One Million Dollars ($1,000,000) in cash; (ii) Plaor shall have delivered to CrowdGather an audited balance sheet of Plaor as of January 31, 2014, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from inception to January 31, 2014; and (iii) CrowdGather and each of the Plaor’s  officers, directors, employees, five percent (5%) shareholders shall entered into lock-up agreements. We cannot guarantee that the Merger with Plaor will be consummated, or that it will be consummated on or before May 15, 2014.

A copy of the Merger Agreement is attached hereto as Exhibit 10.1. This brief description of the Merger Agreement is a summary of the material terms only and is qualified in its entirety by reference to the full text of the Merger Agreement as attached as Exhibit 10.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Richard Corredera as Chief Operating Officer

On May 1, 2014, the Board of Directors of the Registrant appointed Richard Corredera as the Registrant’s Chief Operating Officer, effective May 1, 2014.

Mr. Corredera has approximately 18 years of experience in software engineering, systems design and business development.  From April 2012 to the present, Mr. Corredera has served as President and Chief Operating Officer of Plaor where he manages the business operations of Plaor including business development, compliance, and accounting in addition to overseeing its strategic technology development. Prior to Plaor, Richard co-founded DoubleTap Games and was a technical director at THQ’s Helixe development studio and Sony Online Entertainment from 2002 to 2012.  Mr. Corredera is an enrolled agent and admitted to practice before the Internal Revenue Service. Mr. Corredera is not an officer or director of any other reporting company.

Mr. Corredera’s long term of service in software engineering, systems design and business development, and experience with Plaor were material considerations that led the Board of the Directors to conclude that Mr. Corredera should serve as the Registrant’s Chief Operating Officer.

Mr. Corredera does not beneficially own any shares of the Registrant’s common stock. Mr. Corredera currently serves as the President and Chief Operating Officer of Plaor and will receive approximately 2,360,830  shares of the Registrant’s common stock pursuant to the Merger if and when the Merger Agreement closes. Mr. Corredera will receive base compensation of $200,000 per annum.  Mr. Corredera is also eligible to receive a discretionary annual bonus at the sole discretion of the Registrant’s Board of Directors based on the achievement of certain milestones and the overall operational and financial performance of the Registrant.  In the event Mr. Corredera’s employment by the Registrant is terminated without Good Cause, the Registrant will pay Mr. Corredera a severance of three months base salary.   A termination shall be for “Good Cause” if the officer, in the subjective good faith opinion of the Registrant, shall:

1.	Commit and act of fraud, moral turpitude, misappropriation of funds or embezzlement;
2.	Breach his/her fiduciary duty to the Registrant, including, but not limited to, acts of self-dealing (whether or not for personal profit);
3.	Materially breach this agreement , the confidentiality agreement, or the Registrant’s written Code of Ethics as adopted by the Board of Directors;
4.	Willful, reckless or grossly negligent violation of any applicable state or federal law or regulation; or
5.
Fail to or refuse (whether willful, reckless or negligent) to substantially perform the responsibilities and duties specified herein (other than a failure caused by temporary disability); provided, however, that no termination shall occur on that basis unless the Registrant first provides his/her with written notice to cure; the notice to cure shall reasonably specify the acts or omissions that constitute his/her failure or refusal to perform his/her duties, and he/she shall have reasonable opportunity (not to exceed 10 days after the date of notice to cure) to correct his/her failure or refusal to perform his/her duties; termination shall be effective as of the date of written notice to cure.

Item 7.01 Regulation FD Disclosure.

On May 5, 2014, the Registrant issued a press release to announce that it had entered into the Merger Agreement, as discussed above. A copy of the release is attached as Exhibit 99.1.

This information in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act 1934, as amended, and is not incorporated by reference into any filing of the Registrant, whether made before or after the date of this report, regardless of any general incorporation language in the filing.

Item 9.01 Financial Statement and Exhibits.

(b)           Exhibits.

The following exhibits are filed with this report on Form 8-K.

Exhibit Number	Exhibit

10.1	Agreement and Plan of Merger with Plaor, Inc. and Plaor Acquisition Corp.
99.1	Press Release dated May 5, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CrowdGather, Inc.

Date: May 5, 2014	By:	/s/ Sanjay Sabnani
Sanjay Sabnani Chief Executive Officer